EXHIBIT 10.2
EXECUTION COPY

Amended and Restated Term Note
$5,800,000
Date:	December 17, 2012

Promise to Pay. On or before January 1, 2017, for value received, Platinum Energy Solutions, Inc., a Nevada corporation ("Borrower"), promises to pay to ICON Agent, LLC, a Delaware limited liability company whose address is 3 Park Avenue, 36th Floor, New York, NY 10016 (as agent for the Lender, the “Agent”), for the benefit of ICON ECI FUND FIFTEEN, L.P., a Delaware limited partnership, whose address is c/o ICON Agent, LLC, 3 Park Avenue, 36th Floor, New York, NY 10016 (the "Lender"), or order, in lawful money of the United States of America, the sum of Five Million Eight Hundred Thousand Dollars ($5,800,000) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance at the rate or rates set forth in the Credit Agreement, which interest is assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on the date hereof, and at the Agent's option at the rate of 3.00% per annum above the applicable note rate(s) upon the occurrence of any default under this Note, whether or not Agent elects to accelerate the maturity of this Note, from the date such increased rate is imposed by Agent.

Definitions. As used in this Note, the following term has the following meaning:

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated of even date herewith by and among Borrower, Platinum Pressure Pumping, Inc., the Lenders named therein and ICON Agent, LLC, as agent for the Lenders, as the same may be amended and/or restated from time to time and in effect.

Interest Accruals. Interest will be computed on the unpaid principal balance from the date of each borrowing, computed on the basis of the actual number of days elapsed in a year of 360 days.

Payment. Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing January 1, 2013, and continuing on the same day of each month thereafter. On the Termination Date, all outstanding principal and accrued unpaid interest shall be due and payable.

The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Agent at the Agent's address above or at such other place as the Agent may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees at the discretion of the Agent unless otherwise agreed or required by applicable law. Acceptance by the Agent of any payment that is less than the payment due at that time shall not constitute a waiver of the Agent's right to receive payment in full at that time or any other time.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulate that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Agent or, if billed, within the time specified.

Credit Facility. Reference is hereby made to the Credit Agreement for provisions, limitations, and procedures concerning availability of funds under this Note. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Agent. Once repaid, any amount borrowed under this Note may not be re-borrowed. Capitalized terms that are used but not defined herein, are used as defined in the Credit Agreement.

Events of Default/Acceleration. The occurrence of any of the events set forth in Section 7.1 of the Credit Agreement shall constitute an Event of Default under this Note. If the Event of Default is a non-payment or non-monetary default that can be cured, Agent agrees to provide written notice of such default to Borrower and Borrower will have thirty (30) days (from its receipt of the default notice) to cure such default. Upon the expiration of such cure period for such non-monetary or non-payment defaults and for all other defaults, this Note shall become due immediately upon such occurrence without further notice, at the Agent's option.

Interest After Default. Upon the occurrence of an Event of Default which has not been cured after the expiration of all applicable cure periods, including failure to pay upon final maturity, Agent, at its option, and if permitted under applicable law, may do one or both of the following: (a) increase the applicable interest rate on this Note 3.00 percentage points, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise and any applicable cure period for a non-payment or non-monetary default, if applicable, has expired, the Agent shall have all of the rights and remedies set forth in the Credit Agreement and other Related Documents.

Waivers. The Agent may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Agent in any state or federal court located in New York County, New York, as the Agent in its sole discretion may elect. By the execution and delivery of this Note, Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Borrower waives any claim that the State of New York is not a convenient forum or the proper venue for any such suit, action or proceeding.

Miscellaneous. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of a Borrower under this Note would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower's liability under this Note, then, notwithstanding any other provision of this Note to the contrary, the amount of such liability shall, without any further action by such Borrower or the Agent, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Note binds the Borrower and its respective successors, and benefits the Agent and the Lender, and each of their successors and assigns. Any reference to the Lender includes any holder of this Note. This Note is subject to the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party as provided in the Credit Agreement. This Note and the other Related Documents embody the entire agreement among the Borrower, the Agent and the Lender regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Agent in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Agent of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Agent of any default is effective unless it is in writing and signed by the Agent, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Agent under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Agent may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Agent. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Agent may provide any information or knowledge the Agent may have about the Borrower or about any matter relating to this Note or the Related Documents to any of Agent's Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Agent.

Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by the Agent at any time to enable the Agent to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When the Borrower opens an account, ifCH01

289371.1{00166865.DOC; 2}

Borrower is an individual, the Agent will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow the Agent to identify Borrower, and if any Borrower is not an individual, the Agent will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow the Agent to identify Borrower. The Agent may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM AGENT IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. BORROWER AND THE AGENT, ON BEHALF OF ITSELF AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER AND THE AGENT OR THE LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Amendment and Restatement. This Note, the Note dated of even date herewith (the “Fund 14 Note”) made by Borrower to ICON EQUIPMENT AND CORPORATE INFRASTRUCTURE FUND FOURTEEN, L.P. and the Note dated of even date herewith (the “Hardwood Note”) made by Borrower to HARDWOOD PARTNERS, LLC are given in substitution for, and amend and restate in their entirety, and as so amended and restated supersede, that certain Revolving Note dated December 28, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Original Note”) in the original principal amount of up to $15,000,000, which Original Note is being delivered to Borrower for cancellation. This Note is not in payment, novation, satisfaction or cancellation of any portion of the Original Note, or of the indebtedness evidenced and secured thereby, and such indebtedness is hereby ratified and confirmed by Borrower, as amended hereby. It is expressly understood and agreed that this Note, the Fund 14 Note and the Hardwood Note are given to amend and restate the terms of the Original Note, and that no part of the indebtedness evidenced by the Original Note shall be discharged, cancelled or impaired by the execution and delivery of this Note, the Fund 14 Note or the Hardwood Note.

Borrower:
Address:	2100 West Loop South, Suite 1400 Houston, TX 77027	Platinum Energy Solutions, Inc.
		By:	/s/ J. Clarke Legler, II
			J. Clarke Legler, II	CFO
			Printed Name	Title
		Date Signed:	December 17, 2012

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